Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Perpetual Americas Funds Trust of our report dated November 20, 2023, relating to the financial statements and financial highlights, which appears in JOHCM Emerging Markets Discovery Fund’s, JOHCM Emerging Markets Opportunities Fund’s, JOHCM Global Select Fund’s, JOHCM International Opportunities Fund’s, JOHCM International Select Fund’s and Regnan Global Equity Impact Solutions’ Annual Report on Form N-CSR for the year ended September 30, 2023. We also consent to the references to us under the headings “Financial Statements”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

January 26, 2024